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                                                                    EXHIBIT 23.2



[LETTERHEAD OF ERNST & YOUNG]



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-50572) and related Prospectus of Arrow Electronics, Inc. for the sale of up to $2,000,000,000 in aggregate offering price of any combination of securities described in the Prospectus and to the incorporation by reference therein of our report dated February 16, 2000 with respect to the consolidated financial statements and schedule of Arrow Electronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

New York, NY


February 13, 2001